Exhibit 18
Preferability Letter Regarding Change in Accounting Policy relating to Goodwill

February 12, 2013

Riverview Bancorp, Inc.
900 Washington St., Ste. 900
Vancouver, Washington

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended December 31, 2012, of the facts relating to the change in the annual goodwill impairment testing date from November 30 to October 31. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Riverview Bancorp, Inc. and its subsidiary (the “Company”) as of any date or for any period subsequent to March 31, 2012. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Riverview Bancorp, Inc. and its subsidiary as of any date or for any period subsequent to March 31, 2012.

Yours truly,

/s/ Deloitte & Touche LLP
Portland, Oregon